                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM 8-K



                                 CURRENT REPORT
                     FILED PURSUANT TO SECTION 13 OR 15(d)
                                       OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 24, 1996



                         CMG INFORMATION SERVICES, INC.
             (Exact name of Registrant as specified in its charter)



      DELAWARE                                 0-22846                04-2921333
 (State or other jurisdiction of   (Commission File Number)      (IRS Employer
 incorporation)                                                  Identification
                                                                 No.)



 100 Brickstone Square Andover, MA                            01810

 (Address of principal executive offices)                   (Zip Code)

 Registrant's Telephone Number, including area code: (508) 684-3600

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 Item 2.  Acquisition or Disposition of Assets.
 ----------------------------------------------

          On October 24, 1996, CMG Information Services, Inc. ("CMG"), a Delaware corporation, through SalesLink Corporation ("SalesLink"), a Massachusetts corporation and a wholly-owned subsidiary of CMG, acquired all of the issued and outstanding shares of the capital stock of Pacific Direct Marketing Corp., d/b/a Pacific Link ("Pacific Link"), a California corporation. Pacific Link is a Newark, California based company specializing in high technology product and literature fulfillment and turnkey outsourcing.
 The acquisition was consummated pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated as of October 24, 1996, among SalesLink, CMG, Pacific Link and all the stockholders of Pacific Link.

          SalesLink acquired substantially all of the assets and liabilities of Pacific Link, including accounts receivable, inventory and fixed assets. The fixed assets acquired, primarily equipment and leasehold improvements, were used and will continue to be used by Pacific Link in the normal course of its business. Certain liabilities of Pacific Link were assumed by the stockholders of Pacific Link pursuant to the terms of an Instrument of Assumption of Liabilities dated as of October 24, 1996 by and among SalesLink, Pacific Link, CMG and such stockholders. The consideration for the acquisition was $17 million, $8.5 million of which was paid in cash at the date of acquisition, $1 million of which SalesLink is obligated to pay (along with interest at the annual rate of 7%) on January 31, 1997, and the remaining $7.5 million of which was financed through a seller's note. The seller's note is supported by a bank letter of credit, bears interest at 7% per year and is payable monthly in arrears over a term of 30 months beginning July 31, 1997. The sources of the cash portion of the purchase price were $3 million from corporate funds provided by CMG to SalesLink for the acquisition and $5.5 million from a bank loan from First National Bank of Boston, Boston, Massachusetts. The bank loan provides for the option of interest at the London Interbank Offered Rate (LIBOR) or the higher of 1.) the rate announced by First National Bank of Boston as its base rate, or 2.) one half percent above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio. The bank loan is repayable in quarterly installments beginning January 31, 1998 through July 31, 2001, with the remaining balance to be repaid on October 1, 2001. Additional purchase price of up to $1 million could be paid if certain future performance goals are met. The purchase price for the acquisition was determined by negotiation among the parties to the Purchase Agreement based on CMG's assessment of the value of Pacific Link's assets. The acquisition will be accounted for as a purchase.

          Prior to the acquisition, there was no material relationship between Pacific Link or its shareholders and CMG or any of its affiliates, directors or officers, nor any associate of a CMG director or officer. CMG intends to operate Pacific Link in the same manner and from its present location.

 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
 ---------------------------------------------------------------------------

 (a) Financial Statements of the Business Acquired
     ---------------------------------------------

          In October 1996, the Commission amended Rule 3-05 of Regulation S-X to increase the materiality limit for which audited and pro forma acquisition financial statements are required, effective November 18, 1996. Under these new rules, audited and pro forma financial statements would not be required for the acquisition of Pacific Link. CMG is requesting a written waiver from the Division of Corporate Finance's Office of the Chief Accountant to exclude Pacific Link financial statements currently required under Rule 3-05.

     If such waiver is not granted, CMG will provide the financial statements of Pacific Link for the periods specified in Rule 3-05(b) of Regulation S-X as effective prior to November 18, 1996, together with a manually signed accountant's report pursuant to Rule 2-02 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 7(a)(4) of this Form.

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(b) Pro Forma Financial Information
    -------------------------------

          As noted in Item 7(a) above, if a waiver is not granted, CMG will provide the pro forma financial information for the transaction described in
Item 2 above, as required pursuant to Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 7(a)(4) of this Form.



 (c) Exhibits
     --------


 Exhibit
   No.                                 Description
  -----                                -----------

  2
          Stock Purchase Agreement dated as of October 24, 1996, among SalesLink Corporation, CMG Information Services, Inc., Pacific Direct Marketing Corp., d/b/a Pacific Link and all the stockholders of Pacific Link. Pursuant to Item 602(b)(2) of Regulation S-K, the schedules and certain exhibits to the Stock Purchase Agreement are omitted. A list of such schedules and exhibits appears in the table of contents to the Stock Purchase Agreement. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

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          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         CMG INFORMATION SERVICES, INC.
                                              (Registrant)



                                         /s/ Andrew J. Hajducky III
                                         --------------------------------
November 7, 1996                         Andrew J. Hajducky III, CPA
                                         Chief Financial Officer, Treasurer

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